Exhibit 10.39

[Non-Employee Director RSU Deferral]

John B. Sanfilippo & Son, Inc. 2014 Omnibus Incentive Plan

Restricted Stock Unit Award Agreement

[Insert Date]

[Insert Name of Participant]

In accordance with the terms of the John B. Sanfilippo & Son, Inc. 2014 Omnibus Incentive Plan (the “Plan”), pursuant to action of the Board of John B. Sanfilippo & Son, Inc. (the “Company”), the Company hereby grants to you (the “Recipient”), subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (including Annex A hereto), Restricted Stock Units (“RSUs”), as set forth below.

Unless otherwise specified, capitalized terms used herein or in Annex A shall have the meanings specified in the Plan. The terms and conditions of the Plan are incorporated by reference and govern except to the extent that, when permitted by the Plan, this RSU Award Agreement provides otherwise.

Each RSU corresponds to one Share and is an unfunded and unsecured promise by the Company to deliver such Share on a future date as set forth herein. Until such delivery, you only have the rights of a general unsecured creditor of the Company and not as a stockholder with respect to the Shares underlying your RSUs.

Number of RSUs Granted:	[#]

Date of Grant:	[xx/xx/xxxx]

Period of Restriction:	Date of Grant through the date of the Company’s fiscal Annual Meeting of stockholders.

Share Payment Date:	Each RSU for which the Period of Restriction has lapsed (including due to accelerated vesting as contemplated in Annex A) will convert to one Share on the day following the Recipient’s Termination of Service, with the Share being delivered to the Recipient as soon as administratively possible thereafter (but no later than 60 days thereafter).

[Non-Employee Director RSU Deferral]

Dividend Equivalents:	During the period from the first day after the Period of Restriction through the Share Payment Date, each RSU shall include a right to Dividend Equivalents, if any, in respect of such period and for which the applicable record date occurs during such period. Such Dividend Equivalents shall be paid to the Recipient on a current basis (less applicable withholding). “Dividend Equivalents” are a right to receive an amount equal to the dividends or property distributions that would have been made in respect of each Share underlying an RSU (other than dividends or distributions of securities to the extent covered in Section 4.4 of the Plan).

RSUs are subject to forfeiture as provided herein (including Annex A) and the Plan.

Further terms and conditions of your Award of RSUs are set forth in Annex A, which is an integral part of this RSU Award Agreement.

By accepting this Award, you hereby acknowledge the receipt of a copy of this RSU Award Agreement including Annex A, and a copy of the Plan and agree to be bound by all terms and provisions hereof and thereto.

Tom Fordonski
Senior Vice President, Human Resources
John B. Sanfilippo & Son, Inc.

[Non-Employee Director RSU Deferral]

Annex A

Restricted Stock Unit Award Agreement

Further Terms and Conditions of Award. It is understood and agreed that the Award of RSUs evidenced by the RSU Award Agreement to which this is annexed is subject to the following additional terms and conditions:

1.	Termination of Service. Upon the Recipient’s Termination of Service, all unvested RSUs (RSUs for which the Period of Restriction has not lapsed) shall be treated as follows:

a.	Death or Disability – If the Recipient’s Termination of Service is on account of death or Disability, then all of the unvested RSUs shall immediately become nonforfeitable and the restrictions with respect to such RSUs shall lapse as of the date of death or the date the Committee determines that the Disability occurred, as applicable.

b.	Retirement – Notwithstanding Section 13(b) of the Plan, if the Recipient’s Termination of Service is on account of Retirement, then all unvested RSUs shall immediately become nonforfeitable and the restrictions with respect to such RSUs shall lapse as of the date of such Termination of Service.

c.	Any Other Reason – If the Recipient’s Termination of Service is on account of any other reason, then all unvested RSUs shall be forfeited as of the end of the day of such Termination of Service.

2.	Fractional Shares. If any calculation of Shares to be awarded or to be forfeited or to be released from restrictions or limitations would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

3.	Ratification of Actions. By accepting the RSU Award or other benefit under the Plan, the Recipient and each person claiming under or through him shall be conclusively deemed to have indicated the Recipient’s acceptance and ratification of, and consent to, any action taken under the Plan or the RSU Award by the Company, the Board or the Committee.

4.	Notices. Any notice hereunder to the Company shall be addressed to its Senior Vice President, Human Resources, and any notice hereunder to Recipient shall be addressed to him or her at the address contained in the Company’s records, subject to the right of either party to designate at any time hereafter in writing some other address.

[Non-Employee Director RSU Deferral]

5.	Nontransferability. Recipient may not sell, transfer, assign, pledge or otherwise dispose of the RSUs covered by this RSU Award Agreement, other than by will or by the laws of descent and distribution.

6.	Governing Law and Severability. This RSU Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. To the extent not preempted by Federal law, the RSU Award Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions. The provisions of this RSU Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

7.	Definitions. Capitalized terms not otherwise defined in the RSU Award Agreement or in this Annex A attached thereto shall have the meanings given them in the Plan.

8.	Code Section 409A. It is intended that this RSU Award Agreement will comply with Code Section 409A to the extent applicable, and the Plan and the RSU Award Agreement shall be interpreted and construed on a basis consistent with such intent. The RSU Award Agreement may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with (or exemption from) Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this RSU Award Agreement.

9.	Waiver. The Recipient and every person claiming under or through the Recipient hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan or this RSU Award Agreement issued pursuant to the Plan.

10.	Interpretation. The Committee shall have final authority to interpret and construe the Plan and this RSU Award Agreement and Annex A and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Recipient and his/her legal representative in respect of any questions arising under the Plan or this RSU Award Agreement and Annex A.

11.	Securities Laws. The Recipient acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Shares underlying the RSUs granted pursuant to this RSU Award Agreement, even after the Shares have been delivered to the Recipient. Specifically, Recipient acknowledges that, to the extent he or she is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the Shares underlying the RSUs granted pursuant to this RSU Award Agreement are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Recipient hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.

[Non-Employee Director RSU Deferral]

12.	Data Collection. The Recipient hereby explicitly and unambiguously consents to the collection, use, holding and transfer, in electronic or other form, of his or her personal data as described in this RSU Award Agreement by the Company for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that the Company may hold certain personal information about the Recipient, including his or her name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. The Recipient may request a list with the names and addresses of any recipients of the Data by contacting the Senior Vice President, Human Resources. The Recipient authorizes any such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Recipient may elect to deposit any shares acquired upon settlement of the RSUs. Data will be held only as long as is necessary to implement, administer and manage the Recipient’s participation in the Plan. The Recipient may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Senior Vice President, Human Resources. Refusing or withdrawing his or her consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Recipient may contact the Senior Vice President, Human Resources.